Exhibit 5.1
Baker & McKenzie LLP 600 Hansen Way Palo Alto, CA 94304 United States Tel: +1 650 856 2400 Fax: +1 650 856 9299 www.bakermckenzie.com

August 14, 2020

Asia Pacific
Bangkok
Beijing
Brisbane
Hanoi
Ho Chi Minh City
Hong Kong
Jakarta
Kuala Lumpur*
Manila*
Melbourne
Seoul
Shanghai
Singapore
Sydney
Taipei
Tokyo
Yangon

Europe, Middle East
& Africa
Abu Dhabi
Almaty
Amsterdam
Antwerp
Bahrain
Barcelona
Berlin
Brussels
Budapest
Cairo
Casablanca
Doha
Dubai
Dusseldorf
Frankfurt/Main
Geneva
Istanbul
Jeddah*
Johannesburg
Kyiv
London
Luxembourg
Madrid
Milan
Moscow
Munich
Paris
Prague
Riyadh*
Rome
St. Petersburg
Stockholm
Vienna
Warsaw
Zurich

The Americas
Bogota
Brasilia**
Buenos Aires
Caracas
Chicago
Dallas
Guadalajara
Houston
Juarez
Lima
Los Angeles
Mexico City
Miami
Monterrey
New York
Palo Alto
Porto Alegre**
Rio de Janeiro**
San Francisco
Santiago
Sao Paulo**
Tijuana
Toronto
Valencia
Washington, DC

* Associated Firm
** In cooperation with
Trench, Rossi e Watanabe
Advogados
Rimini Street, Inc. 3993 Howard Hughes Parkway, Suite 500 Las Vegas, Nevada 89169 Ladies and Gentlemen:
We have acted as counsel to Rimini Street, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of 6,100,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”). The offer and sale of the Shares are registered pursuant to the Company’s Registration Statement on Form S-3 (Registration Number 333-228322, as amended through the date hereof (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on November 21, 2018.
We have reviewed an executed copy of that certain Underwriting Agreement, dated August 14, 2020 (the “Agreement”), executed by the Company and Roth Capital Partners, LLC, and the Registration Statement and the prospectus and prospectus supplement forming a part thereof, and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the accuracy and completeness of all information contained in all documents reviewed by us, the genuineness of all signatures, the legal capacity of each natural person signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies. We have also assumed that the effectiveness of the Registration Statement shall not have been terminated or rescinded, and all Shares have been offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the prospectus forming a part thereof.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and when issued and sold in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.
The opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the prospectus supplement forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ BAKER & McKENZIE LLP